                                  SCHEDULE 14A
                                 (RULE 14A-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                              EXCHANGE ACT OF 1934

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12
[ ]  Confidential, for the Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

                           QUAKER FABRIC CORPORATION
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)

                      LARRY A. LIEBENOW, PRESIDENT AND CEO
--------------------------------------------------------------------------------
                   (NAME OF PERSON(S) FILING PROXY STATEMENT)

PAYMENT OF FILING FEE (CHECK THE APPROPRIATE BOX):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

        ------------------------------------------------------------------------

     (2)  Aggregate number of securities to which transaction applies:

        ------------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

        ------------------------------------------------------------------------

     (4)  Proposed maximum aggregate value of transaction:

        ------------------------------------------------------------------------
     (5)  Total fee paid:

        ------------------------------------------------------------------------

[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

        ------------------------------------------------------------------------

     (2)  Form, Schedule or Registration Statement No.:

        ------------------------------------------------------------------------

     (3)  Filing Party:

        ------------------------------------------------------------------------

     (4)  Date Filed:

                           QUAKER FABRIC CORPORATION
                              941 GRINNELL STREET
                        FALL RIVER, MASSACHUSETTS 02721

                            ------------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                                  MAY 21, 1997
                            ------------------------

To: The Stockholders of QUAKER FABRIC CORPORATION

     NOTICE IS HEREBY GIVEN that the Annual Meeting of the Stockholders of QUAKER FABRIC CORPORATION (the "Company") will be held at the corporate offices of The First National Bank of Boston, 100 Federal Street, Second Floor, Boston, MA 02110, on May 21, 1997 at 10:00 a.m. for the following purposes:

          1. To elect four directors to serve until the next Annual Meeting of Stockholders and until their successors shall have been elected and qualified;

          2. To ratify the selection of Arthur Andersen LLP as independent auditors for the Company for the fiscal year ending January 4, 1997; and

          3. To approve the 1997 Stock Option Plan, which provides for the grant of options to purchase up to 500,000 shares of Common Stock.

          4. To transact such other business as may properly be brought before the meeting and all adjournments thereof.

     The Board of Directors has fixed the close of business on April 1, 1997 as the record date for the determination of stockholders entitled to notice of and to vote at this meeting. The stock transfer books will not be closed.

                                          By Order of the Board of Directors,

                                          CYNTHIA L. GORDAN
                                          Vice President, Secretary and
                                          General Counsel

Fall River, Massachusetts
April 15, 1997

     ALL STOCKHOLDERS ARE CORDIALLY INVITED TO ATTEND THE MEETING IN PERSON. WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, PLEASE COMPLETE, DATE, SIGN, AND RETURN THE ENCLOSED PROXY AS PROMPTLY AS POSSIBLE IN ORDER TO ENSURE YOUR REPRESENTATION AT THE MEETING. A PREPAID ENVELOPE IS ENCLOSED FOR THAT PURPOSE. EVEN IF YOU HAVE VOTED YOUR PROXY, YOU MAY STILL VOTE IN PERSON IF YOU ATTEND THE MEETING. PLEASE NOTE, HOWEVER, THAT IF YOUR SHARES ARE HELD OF RECORD BY A BROKER, BANK OR OTHER NOMINEE AND YOU WISH TO ATTEND AND VOTE AT THE MEETING, YOU MUST OBTAIN FROM SUCH BROKER, BANK OR OTHER NOMINEE, A PROXY ISSUED IN YOUR NAME.

                           QUAKER FABRIC CORPORATION

                              941 GRINNELL STREET

                        FALL RIVER, MASSACHUSETTS 02721

                            ------------------------

                                PROXY STATEMENT
                            ------------------------

                 ANNUAL MEETING OF STOCKHOLDERS -- MAY 21, 1997

                              GENERAL INFORMATION

     This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of Quaker Fabric Corporation (the "Company" or "Quaker") for the Annual Meeting of Stockholders to be held on May 21, 1997 at 10:00 a.m., local time, at the corporate offices of The First National Bank of Boston, 100 Federal Street, Second Floor, Boston, MA 02110. This Proxy Statement and the enclosed form of proxy were first sent to stockholders commencing on or about April 15, 1997. A copy of the Company's Annual Report for the fiscal year ended January 4, 1997 ("Fiscal 1996") is being sent to stockholders together with this Proxy Statement.

     The cost of this solicitation will be borne by the Company. In addition to the use of the mails, proxies may be solicited personally, or by telephone or telegram, by directors, officers and employees of the Company who will receive no additional compensation therefor. Arrangements will be made with brokerage houses and other custodians, nominees and fiduciaries to forward solicitation materials to beneficial owners of shares held of record by such persons, and the Company will reimburse such persons for reasonable out-of-pocket expenses incurred by them in so doing.

     A stockholder who executes the accompanying form of proxy may revoke it (i) by written notice of revocation or a later dated proxy sent to the Company at 941 Grinnell Street, Fall River, Massachusetts 02721, Attn: Cynthia L. Gordan, Vice President, Secretary and General Counsel, and received by the Company prior to the vote, or (ii) by personal attendance and withdrawal of the proxy at the Annual Meeting of Stockholders. All shares represented by valid proxies received pursuant to the solicitation and prior to the meeting and not revoked before they are exercised will be voted, and, if a choice is specified with respect to any matter to be acted upon, the shares will be voted in accordance with such specification.

                         VOTING SECURITIES OUTSTANDING

     Only stockholders of record at the close of business on April 1, 1997 will be entitled to vote at the Annual Meeting of Stockholders. As of April 1, 1997, the Company had outstanding 8,321,097 shares of Common Stock, par value $0.01 per share (the "Common Stock"), which are the only outstanding voting securities of the Company.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table describes, as of April 1, 1997, shares of the Company's Common Stock held by (i) each person who is known by the Company to own beneficially more than 5% of the outstanding shares of the Company's Common Stock (and the respective addresses of such beneficial owners), (ii) each director and nominee for director of the Company, (iii) each of the executive officers named in the Summary Compensation Table, and (iv) all current directors and officers of the Company as a group, based on information furnished by the respective entities and individuals.

                                 NAME                                 SHARES       PERCENT
    ---------------------------------------------------------------  ---------     -------
    MLGA Fund II, L.P.(1)..........................................    674,798         8.1%
    Nortex Holdings, Inc.(2).......................................  2,023,552        23.3
    Anthony Degomes(3)(4)..........................................  2,023,552        23.3
    Larry A. Liebenow(4)(5)........................................  2,023,552        23.3
    J. Duncan Whitehead(4)(6)......................................  2,023,952        23.3
    Sangwoo Ahn(7)(8)..............................................    735,652         8.8
    Thomas J. Finneran(4)(9).......................................     60,576           *
    Cynthia L. Gordan(4)(9)........................................     60,576           *
    Perry J. Lewis(7)(10)..........................................    705,652         8.5
    Jerry I. Porras(11)............................................          0           *
    Ira Starr(12)..................................................     13,235           *
    Eriberto R. Scocimara(13)......................................      5,000           *
    All executive officers and directors as a group (13 persons)...  3,152,553        34.9

---------------
 *  Less than 1%

 (1) Consists of shares of Common Stock owned directly by MLGA Fund II, L.P. (the "MLGA Fund"). The address of MLGA Fund is Two Greenwich Plaza, Greenwich, Connecticut 06830. The general partners of MLGAL Partners, L.P. ("MLGAL"), the general partner of MLGA Fund, including Sangwoo Ahn and Perry J. Lewis, who are directors of the Company, may be deemed to beneficially own the shares of Common Stock owned directly and beneficially by MLGA Fund. Messrs. Ahn and Lewis disclaim beneficial ownership of such shares. The address for Messrs. Ahn and Lewis is c/o Morgan Lewis Githens & Ahn, Two Greenwich Plaza, Greenwich, Connecticut 06830.

 (2) Consists of (i) 1,653,193 shares of Common Stock owned directly by Nortex Holdings, Inc. ("Nortex Holdings") and (ii) 370,359 shares which Nortex Holdings has the right to acquire upon exercise of the Nortex Option (as hereinafter defined). The address of Nortex Holdings is 941 Grinnell Street, Fall River, Massachusetts 02721.

 (3) Consists of shares of Common Stock beneficially owned by Nortex Holdings. See footnote (2). Mr. Degomes owns 13.7% of the outstanding shares of Nortex Holdings and is also an officer and director of Nortex Holdings and, as such, may be deemed to beneficially own the shares owned by Nortex Holdings.

 (4) The address for the named individual is c/o Quaker Fabric Corporation, 941 Grinnell Street, Fall River, Massachusetts 02721.

 (5) Consists of shares of Common Stock beneficially owned by Nortex Holdings. See footnote (2). Mr. Liebenow owns 66.9% of the outstanding shares of Nortex Holdings and is also the President and a director of Nortex Holdings and, as such, may be deemed to beneficially own the shares owned by Nortex Holdings.

                                              (footnotes continued on next page)

                                        (footnotes continued from previous page)

 (6) Consists of (i) the shares of Common Stock beneficially owned by Nortex Holdings and (ii) 400 shares of Common Stock held by Mr. Whitehead's children. See footnote (2). Mr. Whitehead owns 19.4% of the outstanding shares of Nortex Holdings and is also an officer and director of Nortex Holdings and, as such, may be deemed to beneficially own the shares owned by Nortex Holdings.

 (7) Includes 674,798 shares owned directly by MLGA Fund. The general partner of MLGA Fund is MLGAL. Messrs. Lewis and Ahn are general partners of MLGAL and may be deemed to beneficially own these shares. Messrs. Lewis and Ahn disclaim any beneficial interest in all shares beneficially owned by MLGA Fund. The address for Messrs. Ahn and Lewis is c/o Morgan Lewis Githens & Ahn, Inc., Two Greenwich Plaza, Greenwich, Connecticut 06830.

 (8) Includes 50,854 shares of Common Stock owned directly by Mr. Ahn and 10,000 shares of Common Stock held by his children. Mr. Ahn disclaims beneficial ownership of the shares owned by his children.

 (9) Consists solely of shares of Common Stock which the individual has the right to acquire upon the exercise of options granted under the 1993 Stock Option Plan (as hereinafter defined) and the Holdings Options (as hereinafter defined).

(10) Includes 30,854 shares of Common Stock owned directly by Mr. Lewis.

(11) The address for the named individual is c/o Stanford University Graduate School of Business, Stanford, California 94305.

(12) Consists of shares of Common Stock owned directly by Mr. Starr. The address for Mr. Starr is c/o Morgan Lewis Githens & Ahn, Inc., Two Greenwich Plaza, Greenwich, Connecticut 06830.

(13) Consists solely of shares which Mr. Scocimara has the right to acquire upon the exercise of options granted under the Stock Option Plan (as hereinafter defined). The address for Mr. Scocimara is c/o Hungarian-American Enterprise Fund, 666 Steamboat Road, Greenwich, Connecticut 06830.
                            ------------------------

     Except as noted in the footnotes, the Company believes the beneficial holders listed in the table above have sole voting and investment power regarding the shares shown as being beneficially owned by them. Except as noted in the footnotes, none of such shares is known by the Company to be shares with respect to which the beneficial owner has the right to acquire such shares.

COMPLIANCE WITH SECTION 16(A) OF THE SECURITIES EXCHANGE ACT OF 1934

     Section 16(a) of the Securities Exchange Act of 1934 requires the Company's executive officers and directors and persons who beneficially own more than 10% of the Company's Common Stock, to file initial reports of ownership and reports of changes in ownership with the Securities and Exchange Commission ("SEC"). Executive officers, directors and greater than 10% beneficial owners are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file.

     Based solely on a review of the copies of such forms furnished to the Company and written representations from the Company's executive officers and directors, the Company believes that during Fiscal 1996 all Section 16(a) filing requirements applicable to its executive officers, directors and greater than 10% beneficial owners were met.

                               VOTING OF PROXIES
     Each stockholder is entitled to cast, in person or by proxy, one vote for each share of Common Stock held by such stockholder at the close of business on April 1, 1997. Stockholders do not have cumulative voting rights in the election of directors.

     On all matters submitted to the vote of the stockholders as described herein, a plurality (as to the election of the directors) and a simple majority (as to other matters) of the votes cast at the Annual Meeting will be determinative. All proxies in the form enclosed received by management, including those as to which no preference is indicated, will be voted, in the absence of instructions to the contrary, for election of the nominees listed under the next heading as directors of the Company to hold office until the next Annual Meeting of Stockholders and until their successors shall be duly elected and qualified, for ratification of the appointment of Arthur Andersen LLP as independent auditors for the Company for the fiscal year ending January 3, 1998 ("Fiscal 1997"), for approval of the 1997 Stock Option Plan, and with respect to such other business as may properly come before the meeting (or any adjournment thereof) in accordance with the judgment of the persons designated in the proxy. In the unanticipated event that any of the persons nominated as director cannot be a candidate at the Annual Meeting, all such proxies received will be voted in favor of such substituted nominee as shall be designated by the Board of Directors.

     With regard to the election of directors, votes may be cast in favor of or withheld from each nominee; votes that are withheld will be excluded entirely from the vote and will have no effect. Abstentions may be specified on all proposals except the election of directors and will be counted as present for purposes of determining the existence of a quorum regarding the item on which the abstention is noted. Pursuant to the NASD Rules of Fair Practice, brokers who hold shares in street name have the authority, in limited circumstances, to vote on certain items when they have not received instructions from beneficial owners. A broker will only have such authority if (i) the broker holds the shares as executor, administrator, guardian, trustee, or in similar representative or fiduciary capacity with authority to vote, or (ii) the broker is acting pursuant to the rules of any national securities exchange to which the broker is also a member. Under applicable Delaware law, a broker non-vote will have no effect on the outcome of the election of directors.

                                  PROPOSAL 1.

                             ELECTION OF DIRECTORS

     A Board of four directors is to be elected at the Annual Meeting. The Board of Directors proposes the election of the following four nominees to serve until the next Annual Meeting and until their successors are duly elected and qualified:

                                                                                                BEGINNING
                                                                                             YEAR OF SERVICE
             NAME                AGE                     POSITIONS/OFFICE                      AS DIRECTOR
------------------------------   ---    --------------------------------------------------   ---------------
Sangwoo Ahn...................   58     Chairman of the Board of Directors                         1993
Larry A. Liebenow.............   53     Director, President, and Chief Executive Officer           1989
Jerry I. Porras...............   58     Director                                                   1997
Eriberto R. Scocimara.........   61     Director                                                   1993

     All of the nominees except Mr. Porras are at present members of the Board of Directors. The Board has no reason to believe that any of the foregoing nominees will not serve if elected, but if any of them should become unavailable to serve as a director or are withdrawn from nomination, and if the Board of Directors shall designate a substitute nominee, the persons named as proxy holders will vote for the substitute.

     Sangwoo Ahn. Mr. Ahn has served as a director of the Company since March 12, 1993 and Chairman of the Board since May 19, 1993. Mr. Ahn has served as a general partner of MLGAL and its affiliate, Morgan Lewis Githens & Ahn, Inc., an investment banking firm, since 1982. Mr. Ahn also serves as a director of Gradall Industries, Inc., Kaneb Services, Inc., Kaneb Pipe Line Partners, L.P., ITI Technologies Inc., PAR Technology Corp., and Stuart Entertainment, Inc.

     Larry A. Liebenow. Mr. Liebenow has served as President, Chief Executive Officer, and a director of the Company since September 1989. From July 1983 until September 1989, Mr. Liebenow was Chairman of the Board and President of Nortex International, Inc. ("Nortex International"). From September 1971 to July 1983, Mr. Liebenow served as the Chief Operating Officer of Grupo Pliana, S.A., a Mexican yarn and upholstery fabric manufacturing concern. Mr. Liebenow is also a member of Eastern Utilities Associates' Board of Trustees.

     Jerry Ignacio Porras. Mr. Porras is a professor at Stanford University's Graduate School of Business, where he has taught varied courses on organizational behavior and change for the last twenty-five years. Since 1970, Mr. Porras has been the president of Jerry I. Porras Associates, Inc., a consulting firm which advises a wide variety of public and private organizations. Mr. Porras is also a co-owner of Stream Analytics, Inc., a software firm which develops applications for organizational diagnosis and change management.

     Eriberto R. Scocimara. Mr. Scocimara has served as a director of the Company since December 14, 1993. Since April 1, 1994, Mr. Scocimara has been the President and Chief Executive Officer of the Hungarian-American Enterprise Fund, a private tax-exempt Delaware corporation established pursuant to Federal law for the purpose of promoting private enterprise in Hungary. Mr. Scocimara has been the President and Chief Executive Officer of Scocimara & Company, Inc., a financial consulting firm since 1984. Mr. Scocimara also serves as a director of Carlisle Companies Incorporated, Cofinec, Euronet Services, Inc. and Roper Industries, Inc.

During Fiscal 1996, the Board of Directors held six meetings. Each continuing director nominated by management for re-election attended at least 75% of the aggregate of such meetings and the meetings of all committees of which each is a member.

COMMITTEES

     The Board has established an Audit Committee and a Compensation Committee. The Audit Committee, currently composed of Messrs. Scocimara and Starr, meets periodically with management and the Company's independent accountants to determine the adequacy of internal controls and other financial reporting matters. The Compensation Committee, currently composed of Messrs. Ahn, Lewis and Liebenow, reviews general policy matters relating to compensation and benefits of employees generally and has responsibility for reviewing and approving compensation and benefits for all officers of the Company. The Compensation Committee also administers the Company's stock option plans.

DIRECTORS' REMUNERATION

     With the exception of Mr. Scocimara, the current directors of the Company do not receive a fee for serving as directors. For his services as a director of the Company, Mr. Scocimara is paid a $15,000 annual retainer and is entitled to receive a $1,000 fee for each Board and Committee meeting attended. It is anticipated that Messrs. Ahn and Porras will be paid fees for their services as directors, effective May 21, 1997, and will also be granted options to purchase Common Stock, as of that date, on terms and conditions substantially similar to those of the Director's Option (as hereinafter defined). All directors are reimbursed for all out-of-pocket expenses incurred by them in connection with their attendance at Board meetings.

     Effective July 28, 1995, the Company granted to Mr. Scocimara an option (the "Director's Option"), exercisable at any time prior to April 18, 2005, to purchase 5,000 shares of Common Stock at an exercise price of $11.00 per share. The Director's Option provides that it will vest in equal annual installments over a three-year period. For a period of three months following the termination of directorship for any reason except for cause (as defined in the Director's Option), the optionholder may exercise that portion of the option which was otherwise exercisable on the date of termination. Upon termination of the directorship for cause, all unexercised options would be forfeited.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     The Compensation Committee consists of Messrs. Liebenow, Ahn and Lewis. Mr. Liebenow, who is President, Chief Executive Officer and a director of the Company, participates in all discussions and decisions regarding salaries, benefits and incentive compensation for all employees of the Company, except discussions and decisions relating to his own salary, benefits and incentive compensation.

EXECUTIVE COMPENSATION

     The following table sets forth the total compensation paid or accrued by the Company for services rendered during 1994, 1995 and 1996 to the Chief Executive Officer of the Company and to each of the four other most highly compensated executive officers of the Company whose total cash compensation for 1996 exceeded $100,000.

                           SUMMARY COMPENSATION TABLE

                                                             ANNUAL COMPENSATION(1)
                                                        --------------------------------        ALL OTHER
             NAME AND PRINCIPAL POSITION                YEAR      SALARY($)     BONUS($)     COMPENSATION($)
------------------------------------------------------  -----     ---------     --------     ----------------
Larry A. Liebenow.....................................  1996       575,000       60,000(2)        44,982(3)
  President and Chief                                   1995       574,519           --           43,857(4)
  Executive Officer                                     1994       550,000       75,000(5)        41,501(6)

Thomas J. Finneran....................................  1996       272,885       25,000(7)        16,150(3)
  Vice President -- Sales                               1995       260,000           --           15,550(4)
                                                        1994       252,885       38,500(8)        15,000(6)

Anthony Degomes.......................................  1996       205,000       25,000(7)        24,594(3)
  Vice President -- New Business Development            1995       202,500           --           23,572(4)
                                                        1994       187,500       38,500(8)        21,662(6)

Cynthia L. Gordan.....................................  1996       170,000       25,000(7)        10,600(3)
  Vice President, Secretary and                         1995       163,654           --           10,150(4)
  General Counsel                                       1994       147,308       38,500(8)         9,000(6)

J. Duncan Whitehead ..................................  1996       170,000       25,000(7)        23,867(3)
  Vice President -- Technology and                      1995       155,961           --           22,370(4)
  Development, and Yarn Sales                           1994       140,000       38,500(8)        21,389(6)

---------------
(1) The aggregate amount of other annual compensation paid to each of the named executive officers during 1994, 1995 and 1996 was less than $50,000 and also less than 10% of the total annual salary and bonus paid to each.

(2) Consists of a bonus paid in 1997 attributable to 1996 operations pursuant to the terms of the Employment Agreement (as hereinafter defined).

(3) Includes the Company's payment of $34,500, $15,750, $12,300, $10,200 and
    $9,300 to cover insurance premiums on the split dollar insurance policies being used to informally fund the Company's obligations to Messrs. Liebenow, Finneran and Degomes, Ms. Gordan and Mr. Whitehead, respectively, under the Company's Retirement Plan (as hereinafter defined); the Company's contribution of $400 to each of Messrs. Liebenow's and Finneran's, Ms. Gordan's and Mr. Whitehead's accounts under the Company's 401(k) plan; and the Company's payment of $10,082, $12,294 and $14,167 in insurance premiums due with respect to certain personal life and disability insurance policies owned by Messrs. Liebenow, Degomes and Whitehead, respectively.

(4) Includes the Company's payment of $33,375, $15,150, $11,850, $9,750 and
    $8,550 to cover insurance premiums on the split dollar insurance policies used to informally fund the Company's obligations to Messrs. Liebenow, Finneran and Degomes, Ms. Gordan and Mr. Whitehead, respectively, under the Company's Retirement Plan; the Company's contribution of $400 to each of Messrs. Liebenow's, Finneran's and Whitehead's and Ms. Gordan's accounts under the Company's 401(k) plan; and the Company's payment of $10,082, $11,722 and $13,420 in insurance premiums due with respect to certain personal life and disability insurance policies owned by Messrs. Liebenow, Degomes and Whitehead, respectively.

(5) Consists of a bonus paid in 1995 attributable to 1994 operations pursuant to the terms of the Employment Agreement.

(6) Includes the Company's payment of $31,500, $15,000, $10,350, $8,700 and
    $8,130 to cover insurance premiums on the split dollar insurance policies being used to informally fund the Company's obligations to Messrs. Liebenow, Finneran and Degomes, Ms. Gordan and Mr. Whitehead, respectively, under the Company's Retirement Plan; the Company's contribution of $300 to each of Messrs. Liebenow's and Whitehead's and Ms. Gordan's accounts under the Company's 401(k) plan; and the Company's payment of $9,701, $11,312 and $12,959 in insurance premiums due with respect to certain personal life and disability insurance policies owned by Messrs. Liebenow, Degomes and Whitehead, respectively.

(7) Consists of a bonus paid in 1997 attributable to 1996 operations.

(8) Consists of payments made in 1995 to such officer pursuant to the Company's 1994 EIC Plan (as hereinafter defined).

OPTION/SAR EXERCISES AND HOLDINGS

     The following table sets forth certain information concerning the fiscal year-end value of unexercised options held by the executives named in the Summary Compensation Table. No options were exercised by these executives in 1996.

                       FISCAL YEAR-END OPTION/SAR VALUES

                                NUMBER OF             NUMBER OF           VALUE OF THE          VALUE OF THE
                               SECURITIES            SECURITIES          UNEXERCISED IN-       UNEXERCISED IN-
                               UNDERLYING            UNDERLYING             THE-MONEY             THE-MONEY
                             OPTIONS/SARS AT       OPTIONS/SARS AT       OPTIONS/SARS AT       OPTIONS/SARS AT
                                FY-END(#)             FY-END(#)           FY-END($)(1)          FY-END($)(1)
                            -----------------     -----------------     -----------------     -----------------
          NAME                 EXERCISABLE          UNEXERCISABLE          EXERCISABLE          UNEXERCISABLE
------------------------    -----------------     -----------------     -----------------     -----------------
Larry A. Liebenow.......         148,751(2)             99,167(2)          $ 1,885,419           $ 1,256,946
Thomas J. Finneran......          31,852(3)             21,235(3)          $   310,716           $   250,892
                                   7,489(4)                 --                  46,469                    --
                                 -------                ------             -----------           -----------
                                  39,341                21,235             $   357,185           $   250,892
                                 =======                ======             ===========           ===========
Anthony Degomes.........          30,466(2)             20,310(2)          $   386,157           $   257,429
Cynthia L. Gordan.......          31,852(3)             21,235(3)          $   310,716           $   250,892
                                   7,489(4)                 --                  46,469                    --
                                 -------                ------             -----------           -----------
                                  39,341                21,235             $   357,185           $   250,892
                                 =======                ======             ===========           ===========
J. Duncan Whitehead.....          42,999(2)             28,666(2)          $   545,008           $   363,329
                                 -------                ------             -----------           -----------

---------------
(1) Based on a closing sales price of $13.875 per share as quoted on the Nasdaq National Market on January 3, 1997, the last trading date in Fiscal 1996.

(2) Represents the indicated person's proportionate interest (based upon ownership of Nortex Holdings shares) in options granted by the Company to Nortex Holdings (the "Nortex Option"). The exercise price of the shares covered by each option is $1.20 per share and the Nortex Option covers a total of 370,359 shares of Common Stock.

(3) Represents options granted by the Company to certain executive officers of the Company (the "1993 Stock Option Plan"). The exercise price of the shares covered by each option is $4.12 per share as to 60% of the shares purchasable upon exercise of the option and $2.06 per share as to 40% of the shares purchasable upon exercise of the option.

(4) Represents options with an exercise price of $7.67 per share granted by Nortex Holdings to certain executive officers of the Company (the "Holdings Options"). The Holdings Options cover a total of 29,956 shares of Common Stock currently held by Nortex Holdings.

EMPLOYMENT AGREEMENTS AND TERMINATION OF EMPLOYMENT AGREEMENTS

     The Company is a party to an Employment Agreement, amended as of February 24, 1997 (the "Employment Agreement"), with Larry A. Liebenow pursuant to which Mr. Liebenow serves as President and Chief Executive Officer of the Company on a full-time basis for the period ending March 12, 2002, subject to an automatic three-year extension unless terminated by the Company upon one year's prior notice.

Mr. Liebenow may terminate the Employment Agreement at any time upon three months' prior notice. The Employment Agreement provides for a base salary of $600,000 (effective January 1, 1997), subject to annual increases as may be determined by the Board, as well as certain benefits and reimbursement of expenses. The Employment Agreement provides for annual bonuses in such amounts as the Board shall determine. Pursuant to the Employment Agreement, the Company has the right to terminate Mr. Liebenow's employment only for cause (as defined in the Employment Agreement). Upon voluntary termination of employment by Mr. Liebenow, termination of his employment for cause (other than conviction of a crime involving moral turpitude) or termination of his employment for any other reason (other than conviction of a crime involving moral turpitude), Mr. Liebenow will receive a lump sum payment equal to three times his prior year's base salary plus any bonus paid or payable with respect to the prior year. If the Employment Agreement had terminated as of February 24, 1997, Mr. Liebenow would have been entitled to receive $1,905,000. The Employment Agreement also provides for the continuation of his salary through March 12, 2002 in the event Mr. Liebenow dies or becomes disabled or incapacitated. In addition, the Employment Agreement prohibits Mr. Liebenow from disclosing or using any confidential information of the Company or competing with the Company during the period of his employment and for one year thereafter.

     The Company has entered into severance agreements with three of its executive officers, including Mr. Finneran and Ms. Gordan. Pursuant to these agreements, in the event Mr. Finneran's employment is terminated without cause, Mr. Finneran will be entitled to receive an amount equal to one year's base salary (based on his highest annual base salary) payable monthly in arrears and, for the one year period following his termination date, will be further entitled to continue to participate in each of the fringe benefit programs offered by the Company to its employees generally. In the event Ms. Gordan or the other Company officer with a similar agreement is terminated without cause, Ms. Gordan and such other officer will be entitled to receive an amount equal to six months' base salary (based on their respective highest annual base salaries) payable monthly in arrears and, for the six month period following his or her termination date, will be further entitled to continue to participate in each of the fringe benefit programs offered by the Company to its employees generally. If the employment relationship of each executive officer with a severance agreement had terminated on January 4, 1997, Mr. Finneran and Ms. Gordan would have been entitled to receive $270,000, and $85,000 respectively, and the three executive officers as a group would have been entitled to receive $440,000.

BENEFIT PLANS

1993 STOCK OPTION PLAN

     Effective April 13, 1993, the Company established the 1993 Stock Option Plan in which officers and other key employees of the Company could participate. Options granted under the 1993 Stock Option Plan were nonqualified options and the exercise price of the shares of Common Stock covered by each option granted under the Plan was $4.12 per share as to 60% of the shares purchasable upon exercise of the option and $2.06 per share as to 40% of the shares purchasable upon exercise of the option. For a period of the lesser of three months or the remaining term of the option following the termination of employment for any reason other than voluntary termination or termination for cause (as defined in the 1993 Stock Option Plan), an optionholder may exercise any unexercised options to the extent such options are then exercisable. Upon termination of employment for cause, all unexercised options are forfeited. Options may not be exercised after the tenth anniversary of the date of grant.

     As of January 4, 1997, there were outstanding options under the 1993 Stock Option Plan to purchase an aggregate of 306,348 shares of Common Stock at a weighted average exercise price of $3.29 per share, including options to purchase 53,087 shares held by each of Mr. Finneran and Ms. Gordan each at a weighted average exercise price of $3.29. The 1993 Stock Option Plan provided that upon the occurrence of a change in control of the Company (as defined in the 1993 Stock Option Plan) all options granted under the 1993 Stock Option Plan would become immediately exercisable in full. On March 24, 1997, the Company consummated a public offering of its Common Stock, pursuant to which the Company sold 300,000 shares of Common Stock and certain stockholders of the Company sold an aggregate of 3,100,000 shares of Common Stock ("the 1997 Offering"). As a result of the 1997 Offering, the change in control provisions of the 1993 Stock Option Plan were triggered and all unvested options granted under the 1993 Stock Option Plan became immediately exercisable in full.

1996 STOCK OPTION PLAN

     Effective April 26, 1996, the Company established the 1996 Stock Option Plan in which key middle management employees of the Company may participate. Options granted under the 1996 Stock Option Plan are nonqualified options. The 1996 Stock Option Plan provides for the issuance of options to purchase up to 100,000 shares of Common Stock, subject to adjustment under certain circumstances. The 1996 Stock Option Plan is intended to provide participating employees with a more direct stake in the success of the Company and to support the Company's efforts to attract and retain qualified employees.

     The 1996 Stock Option Plan is administered by the Compensation Committee of the Board of the Company. The Compensation Committee determines, subject to the provisions of the Plan and such limitations as the Board may from time to time impose, the persons to whom, and the time or times at which, grants shall be made, the number of shares of Common Stock subject to an option, and other terms and provisions of the options.

     The exercise price of the shares of Common Stock covered by each option is not less than the fair market value of the Common Stock at the date of grant. The 1996 Stock Option Plan provides that each option will vest in equal annual installments over a five-year period. For a period of the lesser of three months or the remaining term of an option following the termination of employment because of an optionholder's death, disability (as defined in the 1996 Stock Option Plan) or retirement (as defined in the 1996 Stock Option Plan), an optionholder may exercise any unexercised options to the extent such options are then exercisable. Upon termination of employment for reasons other than death, disability or retirement, all unexercised options are forfeited. Options may not be exercised after the tenth anniversary of the date of grant. Upon the occurrence of certain business combinations all options granted will become immediately exercisable in full.

     As of January 4, 1997 under the 1996 Stock Option Plan, there were outstanding options to purchase an aggregate of 46,500 shares of Common Stock at a weighted average exercise price of $8.25 per share.

NORTEX OPTION

     Effective as of April 13, 1993, the Company granted to Nortex Holdings the Nortex Option, exercisable at any time prior to April 13, 2003, to purchase 370,359 shares of Common Stock, subject to adjustment under certain circumstances. The Nortex Option provides that it will vest over a five-year period. Upon the occurrence of a change in control of the Company (as defined in the Nortex Option), the Nortex Option will become immediately exercisable in full. The exercise price of the shares of Common Stock covered by the Nortex Option is $1.20 per share and may be paid in cash or by delivery of a seven-year promissory note (non-recourse to the stockholders of Nortex Holdings) which will bear interest at the federal Mid-Term Rate (as promulgated by the United States Secretary of the Treasury) for the month of issuance of the note and be secured by a pledge of the Common Stock purchased pursuant thereby. Messrs. Liebenow, Whitehead and Degomes own 66.94%, 19.35% and 13.71%, respectively, of the outstanding Nortex Holdings common stock. As a result of the 1997 Offering, the change in control provisions of the Nortex Option were triggered and all unvested options granted under the Nortex Option became immediately exercisable in full.

INCENTIVE COMPENSATION PLAN

     The Company's annual executive incentive compensation plans (the "EIC Plans"), in which all the Company's Vice Presidents participate, are designed to encourage the executives to work effectively together as a team and to establish a clear relationship between the Company's financial performance and overall executive compensation levels. The Compensation Committee bases the formula for the EIC Plan bonus pools on a percentage (which, in the last three years, has ranged from 3 to 7%) of the amount by which the Company's Adjusted Pre-tax Income during the applicable EIC Plan year exceeds the preceding year's Adjusted Pre-tax Income, subject to a maximum bonus pool equal to 25% of the aggregate base salaries paid to all EIC Plan participants during the applicable EIC Plan year. Each EIC Plan participant's actual allocable share of the bonus pool is determined by Quaker's President and reviewed by the Compensation Committee. The formulas resulted in no bonus pools for EIC Plan years 1995 and 1996, and a bonus pool of approximately $260,000 for 1994. No payments are permitted under the EIC Plan to participants who resigned or were terminated for cause during the applicable EIC Plan year. Pro rata distributions would have been made with respect to any participant who died, retired, or whose employment was terminated without cause during the applicable EIC Plan year.

     It is anticipated that the Company will continue, annually, to establish executive incentive compensation plans similar to those described above.

DEFERRED COMPENSATION PLAN

     On July 16, 1992, the Company established a Deferred Compensation Plan (the "Retirement Plan"), for the benefit of all of the Company's executive officers. Pursuant to the provisions of the Retirement Plan, the Company has agreed to provide certain benefits to each plan participant based on the value of accumulated contributions made under the Retirement Plan on their behalf and split-dollar variable life insurance contracts insuring the lives of each plan participant have been purchased to informally fund its obligations under the Retirement Plan. Among the benefits provided to each plan participant are a pre-retirement death benefit, a monthly retirement benefit payable over a 15-year period beginning at age 65 for a participant who terminates employment after attaining age 55 and completing at least five years of plan participation, and certain other amounts payable pursuant to the provisions of the Retirement Plan in the event a plan participant's employment with the Company is terminated prior to attaining age 55 and completing five years of plan participation. The Company has established an irrevocable "grantor" trust for the purpose of accumulating the amounts needed to pay benefits under the Retirement Plan and to hold the variable life insurance contracts. The Company has agreed to make annual contributions to the trust in an amount equal to 6% of the base salaries of all plan participants (or such higher amount as the Board of Directors may determine). The assets of the trust will be considered to be assets of the Company for purposes of satisfying the claims of the Company's general creditors.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     The report of the Compensation Committee shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933 or under the Securities Exchange Act of 1934, except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

     The Company's executive compensation program is based on the philosophy that a performance-based program that encourages ownership in the Company and provides management with meaningful economic incentives to improve the Company's financial performance will ensure both an annual and a long-term perspective by the management team. With this in mind, the program objectives are:

     - To provide a competitive compensation program in order to attract, motivate, reward, and retain qualified personnel for positions of substantial responsibility.

     - To serve as a management tool in focusing and directing the energies and efforts of key executives toward achieving individual and corporate objectives.

     - To provide a long-term incentive for the executive to continue providing service to the Company by linking the success and prosperity of the individual to the success and prosperity of the Company.

     The Compensation Committee achieves these objectives through annual performance reviews and related adjustments to the base salaries of the Company's executives, through cash bonuses awarded pursuant to the Company's annual incentive compensation plans, and through the Retirement Plan and stock option plans.

     Generally, when new executives are recruited by the Company, salary offers are based upon a review of the current salaries of the candidates, an assessment of their relative qualifications and a judgment of what salary would be required to hire a selected candidate. Thereafter, annual increases in each executive's salary are based upon the Company's overall performance, as well as upon an evaluation of the executive's individual performance. The performance measures used for performance evaluation purposes include both subjective measures, such as the attainment of agreed-upon departmental or corporate objectives, and various quantitative measures, such as the attainment of sales, productivity, or expense goals.

     In addition, while the performance measures used to evaluate each executive's performance vary from executive to executive, depending upon the executive's specific corporate responsibilities, they are, in every case, a function of the Company's strategy, business plan, and operating objectives for the year. For example, the performance criteria used to measure the performance of the Company's vice president of manufacturing include, but are not limited to, production in accordance with the Company's manufacturing plan for the period, operation of the Company's manufacturing equipment at overall efficiency levels consistent with the Company's productivity and cost of goods sold goals, maintaining departmental staffing levels at or below the Company's employment level objectives, and the selection and maintenance of equipment and facilities appropriate to the production of the Company's products.

     The annual salary increases awarded to the Company's executives are generally higher, on a percentage basis, in years when the Company's overall performance has been good, such as Fiscal 1994, and lower in those years when the Company's overall performance has not been as good. In this regard, most of the Company's executives participated in a general corporate wage freeze from October 1990 to April 1992, and another wage freeze applicable only to the Company's executives from March 1996 through March 1997, during which periods there were no increases made to the base salaries of the Company's Vice Presidents.

     In addition, the Compensation Committee takes various external factors into consideration when reviewing the annual increases to be awarded to the Company's executives. These external factors include an evaluation of general economic conditions, the rate of inflation, and market demand for executives with skills comparable to those of the Company's senior managers.

     The Company's annual executive incentive compensation plans are designed to encourage the Company's executives to work effectively together as a team to maximize the Company's profitability. The 1996 Executive Incentive Compensation Plan (the "1996 EIC Plan") provided for a bonus pool equal to 3% of the amount by which the Company's 1996 Adjusted Pre-Tax Income exceeded the Company's 1995 Adjusted Pre-Tax Income, subject to a maximum contribution equal to 25% of the aggregate base salaries paid to all 1996 EIC Plan participants during 1996. The bonus paid to each individual executive would have been dependent upon the Compensation Committee's evaluation of his or her individual performance during the period; however, based on the formula in the 1996 EIC Plan, no bonus pool resulted in 1996.

     The Retirement Plan provides a benefit which vests over five years and is based on accumulated contributions to the Plan over the executive's entire period of service. The level of contributions for any year is determined by a formula based on the executive's base salary for that year. This Plan is intended to provide each executive with an incentive to remain with the Company and to perform in a manner which will result in continuing salary increases.

     The stock option plans offer the Company's executives an incentive to perform in a manner which will result in an increasing price for the Company's stock, since the value of the options granted pursuant to these plans is directly related to the value of the Company's common stock. Options vest over a period of five years and, therefore, provide each executive with an incentive to remain with the Company. In determining the persons who are to receive options, the Compensation Committee considers the person's position, responsibilities, years of service, and accomplishments, as well as the individual's present and future value to the Company, the anticipated length of his future service, and other relevant factors. Options were granted to the Company's executives under the 1993 Stock Option Plan and the 1997 Plan (as hereinafter defined) to provide each with a direct stake in the success of the Company and to support the Company's efforts to attract and retain qualified employees.

     Pursuant to the terms of the Employment Agreement, the Company's Compensation Committee reviews Mr. Liebenow's salary annually and concurrently determines what cash bonus, if any, should be paid to him with respect to the Company's performance during the fiscal year immediately preceding the review date.

These reviews take place shortly after the Company's audited financial statements for the prior fiscal year become available and the salary increases and bonuses awarded to Mr. Liebenow are based on the Compensation Committee's evaluation of the Company's operating and financial performance under Mr. Liebenow's leadership during the review period, as measured by revenues and net income for the review period compared to (i) the business plan for the review period and, (ii) revenues and net income for the period immediately prior to the review period. Mr. Liebenow's base salary for Fiscal 1996 was the same as his base salary for Fiscal 1995. In February 1997, Mr. Liebenow's base salary was increased in accordance with the criteria set forth above and his bonus for Fiscal 1996 was determined by the Compensation Committee and deemed to be appropriate, from a total compensation standpoint, in light of the Company's financial performance during the period.

                                          Compensation Committee

                                          SANGWOO AHN
                                          PERRY J. LEWIS
                                          LARRY A. LIEBENOW

PERFORMANCE GRAPH

     The Performance Graph below shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933 or under the Securities Exchange Act of 1934, except to the extent the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

                     COMPARISON OF CUMULATIVE TOTAL RETURN
                                       OF
                           QUAKER FABRIC CORPORATION
                                      WITH
        THE NASDAQ MARKET INDEX (NMS INDUSTRIALS) AND A PEER GROUP INDEX

      MEASUREMENT PERIOD         QUAKER FABRIC    PEER GROUP     NASDAQ MARKET
    (FISCAL YEAR COVERED)            CORP            INDEX           INDEX
11/16/93                                100.00          100.00          100.00
01/01/94                                116.67          109.00          103.36
12/31/94                                106.25           71.86          108.52
12/30/95                                 72.92           75.61          140.76
01/04/97                                115.63           70.75          174.92

                                            11/16/93    01/01/94    12/31/94    12/30/95    01/04/97
                                            ---------   -------     -------     -------     -------
Quaker Fabric Corporation ................    $ 100     $116.67     $106.25     $ 72.92     $115.63
Peer Group................................      100      109.00       71.86       75.61       70.75
NASDAQ....................................      100      103.36      108.52      140.76      174.92

     The above graph compares the cumulative total stockholder return for the Company's Common Stock for the period beginning November 16, 1993 (the first trading day following the Company's initial public offering) and ending January 4, 1997 with the comparable returns of two indexes. The first index is the NASDAQ Market Index (NMS Industrials) and the second is a peer group consisting of four companies (Burlington Industries Equity, Inc. (NYSE symbol "BUR"), Collins & Aikman Corporation (NYSE symbol "CKC") (beginning on July 7, 1994), Culp Inc. (NASDAQ symbol "CULP"), and Johnston Industries, Inc. (NYSE symbol "JII")), which were formed for purposes similar to that of the Company.

     For the purposes of this comparison, the cumulative total stockholder returns of each issuer within the peer group has been weighted according to the respective issuer's stock market capitalization at the beginning of the period (November 16, 1993). This comparison assumes $100 invested on November 16, 1993 in the Company's Common Stock and $100 invested in each of the indexes. This comparison also assumes that all dividends have been reinvested.

                              CERTAIN TRANSACTIONS

     Until June, 1993, the Company leased certain real estate in Mooresville, North Carolina from LDT, Inc. ("LDT"), a company owned by Messrs. Liebenow, Degomes, and Whitehead, each of whom is an officer of the Company, pursuant to a net lease expiring in April 2008, which lease the Company acquired from Nortex International in September 1989. The Company, which had guaranteed LDT's obligations under the mortgage on this property, remained contingently liable on the mortgage until October 18, 1995 when the mortgage was satisfied. LDT had agreed to indemnify the Company with respect to any liability on the mortgage.

                                  PROPOSAL 2.

                    RATIFICATION OF APPOINTMENT OF AUDITORS

     The Board of Directors has appointed the firm of Arthur Andersen LLP, independent accountants, to be the independent auditors of the accounts of the Company for Fiscal 1997 and recommends to stockholders that they vote for ratification of that appointment.

     Representatives of Arthur Andersen LLP are expected to be present at the Annual Meeting and will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

                                  PROPOSAL 3.

                   APPROVAL OF THE QUAKER FABRIC CORPORATION
                             1997 STOCK OPTION PLAN

     The Board of Directors of the Company has adopted the 1997 Stock Option Plan (the "1997 Plan"), subject to stockholder approval at the Annual Meeting of Stockholders. The 1997 Plan is intended to provide participating officers and key employees with a more direct stake in the success of the Company and to support the Company's efforts to attract and retain qualified employees. The following description is qualified in its entirety by the provisions of the 1997 Plan, a copy of which is annexed hereto as Appendix A.

     The 1997 Plan provides for the grant of nonqualified stock options to officers and key employees of the Company and its subsidiaries. Grants of incentive stock options are not permitted. The 1997 Plan provides for the grant of options to purchase up to 500,000 shares of Common Stock subject to adjustment to reflect certain corporate transactions. Shares subject to any option which terminates or expires unexercised shall be available for subsequent grants. The maximum number of shares with respect to which options may be granted to a person under the 1997 Plan during any calendar year may not exceed 100,000 (subject to adjustment to reflect certain corporate transactions). To the extent that shares of Common Stock for which stock options are permitted to be granted to an individual during a calendar year are not covered by a stock option grant in such calendar year, such shares shall automatically increase the number of shares available for the grant of stock options to such individual in subsequent calendar years.

     The 1997 Plan is administered by a sub-committee of the Compensation Committee of the Board of Directors (the "Committee"), which is intended to be comprised solely of two or more directors qualifying as "outside directors" under Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code") and "non-employee" directors under Rule 16b-3 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). The Committee will have full authority and discretion, subject to the terms of the 1997 Plan, to determine those individuals eligible to receive stock options, the number of shares of Common Stock covered by stock options, and the terms and conditions, not inconsistent with the 1997 Plan, of stock options. Terms and conditions of awards will be set forth in written stock option agreements.

     The Board of Directors may amend or terminate the 1997 Plan, except that no amendment may, without approval of the stockholders of the Company, (i) increase the maximum individual number of shares of Common Stock with respect to which options may be granted in any calendar year (except to account for certain corporate transactions), (ii) change the classification of employees eligible to receive options, (iii) extend the maximum option period, or (iv) require stockholder approval in order for the 1997 Plan to continue to comply with the applicable provisions of Section 162(m) of the Code. In no event may the Plan be amended without the approval of the stockholders of the Company to increase the aggregate number of shares of Common Stock that may be issued under the 1997 Plan. In addition, subject to the provisions of the 1997 Plan, no amendment may adversely affect the rights of an optionee or other person holding an option theretofore granted without the consent of the optionee or such other person, as the case may be. No new options may be granted under the 1997 Plan on or after the tenth anniversary of its effective date (i.e. after February 24, 2007.)

     The exercise price of options granted under the 1997 Plan shall not be less than the par value of the Common Stock, or for options intended to qualify as performance-based under Section 162(m) of the Code, shall not be less than 100% of the fair market value of the Common Stock on the date of grant. The 1997 Plan provides that, unless the Committee determines otherwise at grant each option will vest in equal annual installments over a five-year period. Unless otherwise determined by the Committee for a period of the lesser of ninety days (or one year in the case of death, disability (as defined in the 1997 Plan) or retirement (as defined in the 1997 Plan)) or the remaining term of an option, following the termination of employment for any reason other than voluntary termination or termination for cause (as defined in the 1997 Plan), an optionholder may exercise any unexercised option to the extent such option is then exercisable. Unless otherwise determined by the Committee, for a period of the lesser of thirty days or the remaining term of an option following a voluntary termination of employment, an optionholder may exercise any unexercised option to the extent such option is then exercisable. Unless the Committee determines otherwise at grant upon termination of employment for cause, all unexercised options are forfeited. The options are exercisable for not more than ten years from the date of grant. Upon the occurrence of a change in control of the Company (as defined in the 1997 Plan), all options granted will become immediately exercisable in full, except as otherwise provided in an option agreement or as otherwise determined by the Committee.

     On February 24, 1997, the Committee decided, pursuant to the 1997 Plan and subject to the stockholders' approval of the 1997 Plan, to grant Mr. Liebenow a stock option to purchase 90,000 shares of Common Stock on the date of stockholder approval and to also grant stock options to each of Messrs. Finneran, Degomes and Whitehead and Ms. Gordan to purchase 30,000 shares of Common Stock on the date of stockholder approval. In the aggregate, options to purchase 330,000 shares of Common Stock have been granted to officers, subject to stockholder approval. The exercise price of these options will be the fair market value of the Common Stock on the date of grant (i.e., the date of stockholder approval).

     In general, holders of options will immediately upon exercise of an option realize ordinary income on the excess of fair market value of the Common Stock acquired upon the date of exercise over the exercise price. Subject to the possible application of Section 162(m) of the Code (as described below), the Company will be entitled to a tax deduction equal to the amount of ordinary income realized by an optionholder at the time the optionholder recognizes such income.

     Upon the sale of shares of Common Stock received upon the exercise of an option, the holder will realize a capital gain (or loss) based on the difference between the sale price and the fair market value on the exercise date. The gain or loss will be long-term or short-term depending on whether the shares have been held for more than one year prior to sale.

     In addition, (i) any officers and directors of the company subject to
Section 16(b) of the Exchange Act may be subject to special tax rules regarding the income tax consequences concerning their stock options, (ii) any entitlement to a tax deduction on the part of the Company is subject to the applicable tax rules (including, without limitation, Section 162(m) of the Code regarding the $1 million limitation on deductible compensation), and (iii) in the event the vesting of any stock options is accelerated because a change of control, such vesting shall be treated as payments relating to the stock options (or a portion thereof), which either alone or together with certain other payments, may constitute parachute payments under Section 280G of the Code and may also be nondeductible by the Company and subject to excise taxes.

     In general, Section 162(m) of the Code denies a publicly held corporation a deduction for federal income tax purposes for certain compensation in excess of $1 million per year paid to its chief executive officer and four other most highly compensated executive officers who are employed at the end of the taxable year, subject to certain exceptions. Options will generally qualify under the performance-based compensation exception to the deduction limitation of Code
Section 162(m) if (i) they are granted under a plan that states the maximum number of shares with respect to which options may be granted to any employee during a specified period, (ii) the plan under which the options are granted is approved by stockholders and is administered by a committee comprised solely of outside directors, and (iii) the exercise price of the options is no less than the fair market value of the common stock on the date of grant. While the 1997 Plan is intended to satisfy these requirements, stock options may be granted pursuant to the 1997 Plan which are subject to the Section 162(m) deduction limitation.

                                 OTHER MATTERS

     As of the date of this Proxy Statement, the Company is not aware of any other matters to be brought before the Annual Meeting. However, if other matters do come before the meeting, it is the intention of the persons named in the accompanying form of proxy to vote such proxy in accordance with their judgment on such matters.

               STOCKHOLDER PROPOSALS FOR THE NEXT ANNUAL MEETING

     Any stockholder of the Company who desires to present a proposal at the 1998 Annual Meeting of Stockholders for inclusion in the proxy statement and form of proxy relating to that meeting must submit the proposal to the Company at its principal executive offices on or before December 15, 1997.

                                          By Order of the Board of Directors

                                          CYNTHIA L. GORDAN,
                                          Vice President, Secretary and
                                          General Counsel

April 15, 1997

                                                                      1234-PS-97

                                                                      APPENDIX A

                           QUAKER FABRIC CORPORATION

                             1997 STOCK OPTION PLAN

                               TABLE OF CONTENTS

                                                                                       PAGE
                                                                                       ----
ARTICLE I.        PURPOSE............................................................   A-1
ARTICLE II.       DEFINITIONS........................................................   A-1
ARTICLE III.      ADMINISTRATION.....................................................   A-2
ARTICLE IV.       SHARE AND OTHER LIMITATIONS........................................   A-4
ARTICLE V.        ELIGIBILITY........................................................   A-5
ARTICLE VI.       STOCK OPTION GRANTS................................................   A-5
ARTICLE VII.      NON-TRANSFERABILITY................................................   A-7
ARTICLE VIII.     CHANGE OF CONTROL PROVISIONS.......................................   A-8
ARTICLE IX.       TERMINATION OR AMENDMENT OF THE PLAN...............................   A-9
ARTICLE X.        UNFUNDED PLAN......................................................   A-9
ARTICLE XI.       GENERAL PROVISIONS.................................................  A-10
ARTICLE XII.      EFFECTIVE DATE OF PLAN.............................................  A-11
ARTICLE XIII.     TERM OF PLAN.......................................................  A-11
ARTICLE XIV.      NAME OF PLAN.......................................................  A-11

                           QUAKER FABRIC CORPORATION

                             1997 STOCK OPTION PLAN

                                   ARTICLE I.

                                    PURPOSE

     The purposes of the Quaker Fabric Corporation 1997 Stock Option Plan (the "Plan") are to enhance the profitability and value of Quaker Fabric Corporation (the "Company") for the benefit of its stockholders by enabling the Company to grant Stock Options to officers and key employees of the Company and its Designated Subsidiaries and to create a means to raise the level of stock ownership by such officers and key employees in order to attract, retain and reward such officers and key employees. The Plan is effective as of the date set forth in Article XII.

                                  ARTICLE II.

                                  DEFINITIONS

     For purposes of the Plan, the following terms shall have the following meanings:

          2.1  "Board" shall mean the Board of Directors of the Company.

          2.2 "Cause" shall mean the occurrence of any of the following circumstances, as determined by the Committee in its sole discretion: (i) habitual neglect by a Participant with respect to his obligations and duties, which continues after a written notice specifically identifying such conduct is delivered to the Participant, (ii) dishonesty, gross negligence or misconduct in connection with a Participant's employment with the Company or its Designated Subsidiaries, or (iii) breach of fiduciary duty to the Company or its Designated Subsidiaries by a Participant.

          2.3 "Change of Control" shall have the meaning set forth in Article VIII.

          2.4  "Code" shall mean the Internal Revenue Code of 1986, as amended.

          2.5 "Committee" shall mean a committee of the Board appointed from time to time by the Board, which committee shall be intended to consist of two (2) or more non-employee directors, each of whom shall be, to the extent required by Rule 16b-3 promulgated under Section 16(b) of the Exchange Act as then in effect or any successor provisions ("Rule 16b-3"), a "non-employee director" as defined in Rule 16b-3 and, to the extent required by the exception for performance-based compensation under Section 162(m) of the Code and any regulations thereunder ("Section 162(m) of the Code"), an "outside director" as defined under Section 162(m) of the Code. Notwithstanding the foregoing, if and to the extent that no Committee exists which has the authority to administer the Plan, the functions of the Committee shall be exercised by the Board. If for any reason the appointed Committee does not meet the requirements of Rule 16b-3 or Section 162(m) of the Code, such noncompliance with the requirements of Rule 16b-3 or Section 162(m) of the Code shall not affect the validity of the awards, grants, interpretations or other actions of the Committee.

          2.6 "Common Stock" means the Common Stock, $.01 par value per share, of the Company.

          2.7 "Designated Subsidiary" shall mean any subsidiary corporation of the Company within the meaning of Section 424(f) of the Code.

          2.8 "Disability" shall mean a Participant's inability to perform his duties for a period of more than six (6) consecutive months as a result of an incapacity due to a physical or mental illness, as determined by the Committee in its sole discretion.

          2.9 "Effective Date" shall mean the effective date of the Plan as defined in Article XII.

          2.10 "Eligible Employees" shall mean the employees of the Company and its Designated Subsidiaries who are eligible pursuant to Article 5 to be granted Stock Options under the Plan.

          2.11 "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended.

          2.12 "Fair Market Value" for purposes of the Plan, unless otherwise required by any applicable provision of the Code or any regulations issued thereunder, shall mean, as of any date, the last sales price reported for the Common Stock on the applicable date (i) as reported on the principal national securities exchange on which it is then traded, or (ii) if not traded on any such national securities exchange, as quoted on an automated quotation system sponsored by the National Association of Securities Dealers. For purposes of the grant of any Stock Option, the applicable date shall be the date for which the last sales price is available at the time of grant. If the Common Stock is not readily tradable on a national securities exchange or automated quotation system sponsored by the National Association of Securities Dealers, its Fair Market Value shall be set in good faith by the Committee on the advice of a registered investment adviser (as defined under the Investment Advisers Act of 1940).

          2.13 "Participant" shall mean any Eligible Employee of the Company or its Designated Subsidiaries who has been granted a Stock Option pursuant to
     Article VI.

          2.14 "Retirement" shall mean a Termination of Employment without Cause from the Company and/or a Designated Subsidiary by a Participant who has attained (i) at least age sixty-five (65), or (ii) such earlier date after age fifty-five (55) as approved by the Board with regard to such Participant.

          2.15 "Stock Option" or "Option" shall mean any Stock Option to purchase shares of Common Stock granted to an Eligible Employee pursuant to
     Article VI.

          2.16 "Termination of Employment" shall mean (i) a termination of service (for reasons other than a military or personal leave of absence granted by the Company) of a Participant from the Company and its Designated Subsidiaries, or (ii) when an entity which is employing a Participant ceases to be a Designated Subsidiary unless the Participant thereupon becomes employed by the Company or another Designated Subsidiary.

          2.17 "Transfer" or "Transferred" shall mean anticipate, alienate, attach, sell, assign, pledge, encumber, charge or otherwise transfer.

          2.18 "Withholding Election" shall have the meaning set forth in
     Section 11.4.

                                  ARTICLE III.

                                 ADMINISTRATION

     3.1 The Committee. The Plan shall be administered and interpreted by the Committee.

     3.2 Awards. The Committee shall have full authority to grant Stock Options to Eligible Employees, pursuant to the terms of the Plan. In particular, the Committee shall have the authority:

          (a) to select the Eligible Employees to whom Stock Options may from time to time be granted hereunder;

          (b) to determine whether and to what extent Stock Options are to be granted hereunder to one or more Eligible Employees;

          (c) to determine, in accordance with the terms of the Plan, the number of shares of Common Stock to be covered by each Stock Option granted to an Eligible Employee;

          (d) to determine the terms and conditions, not inconsistent with the terms of the Plan, of any Stock Option granted hereunder to an Eligible Employee (including, but not limited to, the share price, any restriction or limitation, any vesting schedule or acceleration thereof, or any forfeiture restrictions or waiver thereof and the shares of Common Stock relating thereto, based on such factors, if any, as the Committee shall determine, in its sole discretion);

          (e) to determine whether and under what circumstances a Stock Option may be settled in cash and/or Common Stock under Section 6.2(d); and

          (f) to determine whether, to what extent and under what circumstances to provide loans (which shall be on a recourse basis and shall bear a reasonable rate of interest) to Eligible Employees in order to exercise Stock Options under the Plan.

     3.3 Guidelines. Subject to Article IX hereof, the Committee shall have the authority to adopt, alter and repeal such administrative rules, guidelines and practices governing the Plan and perform all acts, including the delegation of its administrative responsibilities, as it shall, from time to time, deem advisable; to construe and interpret the terms and provisions of the Plan and any Stock Option issued under the Plan (and any agreements relating thereto); and to otherwise supervise the administration of the Plan. The Committee may correct any defect, supply any omission or reconcile any inconsistency in the Plan or in any agreement relating thereto in the manner and to the extent it shall deem necessary to carry the Plan into effect but only to the extent any such action would be permitted under the applicable provisions of both Rule 16b-3 and Section 162(m) of the Code. The Committee may adopt special guidelines and provisions for persons who are residing in, or subject to, the taxes of, countries other than the United States to comply with applicable tax and securities laws. To the extent applicable, the Plan is intended to comply with
Section 162(m) of the Code and the applicable requirements of Rule 16b-3 and shall be limited, construed and interpreted in a manner so as to comply therewith.

     3.4 Decisions Final. Any decision, interpretation or other action made or taken in good faith by or at the direction of the Company, the Board, or the Committee (or any of its members) arising out of or in connection with the Plan shall be within the absolute discretion of all and each of them, as the case may be, and shall be final, binding and conclusive on the Company and all employees and Participants and their respective heirs, executors, administrators, successors and assigns.

     3.5 Reliance on Counsel. The Company, the Board or the Committee may consult with legal counsel, who may be counsel for the Company or other counsel, with respect to its obligations or duties hereunder, or with respect to any action or proceeding or any question of law, and shall not be liable with respect to any action taken or omitted by it in good faith pursuant to the advice of such counsel.

     3.6 Procedures. If the Committee is appointed, the Board of Directors shall designate one of the members of the Committee as chairman and the Committee shall hold meetings, subject to the By-Laws of the Company, at such times and places as it shall deem advisable. A majority of the Committee members shall constitute a quorum. All determinations of the Committee shall be made by a majority of its members. Any decision or determination reduced to writing and signed by all the Committee members in accordance with the By-Laws of the Company, shall be fully as effective as if it had been made by a vote at a meeting duly called and held. The Committee shall keep minutes of its meetings and shall make such rules and regulations for the conduct of its business as it shall deem advisable.

     3.7  Designation of Consultants/Liability.

          (a) The Committee may designate employees of the Company and professional advisors to assist the Committee in the administration of the Plan and may grant authority to employees to execute agreements or other documents on behalf of the Committee.

          (b) The Committee may employ such legal counsel, consultants and agents as it may deem desirable for the administration of the Plan and may rely upon any opinion received from any such counsel or consultant and any computation received from any such consultant or agent. Expenses incurred by the Committee or Board in the engagement of any such counsel, consultant or agent shall be paid by the Company. The Committee, its members and any person designated pursuant to paragraph (a) above shall not be liable for any action or determination made in good faith with respect to the Plan. To the maximum extent permitted by applicable law, no officer of the Company or member or former member of the Committee or of the Board shall be liable for any action or determination made in good faith with respect to the Plan or any Stock Options granted under it. To the maximum extent permitted by applicable law or the Certificate of Incorporation or By-Laws of the Company and to the extent not covered by insurance, each officer and member or former member of the Committee or of the Board shall be indemnified and held harmless by the Company against any cost or expense (including reasonable fees of counsel reasonably acceptable to the Company) or liability (including any sum paid in settlement of a claim with the approval of the Company), and advanced amounts necessary to pay the foregoing at the earliest time and to the fullest extent permitted, arising out of any act or omission to act in connection with the Plan, except to the extent arising out of such officer's, member's or former member's own fraud or bad faith. Such indemnification shall be in addition to any rights of indemnification the officers, directors or members or former officers, directors or members may have under applicable law or under the Certificate of Incorporation or By-Laws of the Company or Designated Subsidiary. Notwithstanding anything else herein, this indemnification will not apply to the actions or determinations made by an individual with regard to Stock Options granted to him under the Plan.

                                  ARTICLE IV.

                          SHARE AND OTHER LIMITATIONS

     4.1 Shares.

          (a) General Limitation. The aggregate number of shares of Common Stock which may be issued under the Plan with respect to which Stock Options may be granted shall not exceed five hundred thousand (500,000) shares (subject to any increase or decrease pursuant to Section 4.2) which may be either authorized and unissued Common Stock or Common Stock held in or acquired for the treasury of the Company or both. If any Stock Option granted under the Plan expires, terminates or is cancelled for any reason without having been exercised in full or if the Company repurchases any Option pursuant to Section 6.2(e) or shares of Common Stock issued upon exercise of an Option, the number of shares of Common Stock underlying the repurchased Option, and/or the number of shares of Common Stock underlying any unexercised Option shall again be available under the Plan.

          (b) Individual Participant Limitations. The maximum number of shares of Common Stock subject to any Option which may be granted under the Plan to each Participant shall not exceed one hundred thousand (100,000) shares (subject to any increase or decrease pursuant to Section 4.2) during each calendar year during the term of the Plan. To the extent that shares of Common Stock for which Options are permitted to be granted to a Participant pursuant to Section 4.1(b) during a calendar year are not covered by a grant of an Option to a Participant issued in such calendar year, such shares of Common Stock shall automatically increase the number of shares available for grant of Options to such Participant in the subsequent calendar years during the term of the Plan.

     4.2 Changes.

          (a) The existence of the Plan and the Stock Options granted hereunder shall not affect in any way the right or power of the Board or the stockholders of the Company to make or authorize any adjustment, recapitalization, reorganization or other change in the Company's capital structure or its business, any merger or consolidation of the Company or its Designated Subsidiaries, any issue of bonds, debentures, preferred or prior preference stock ahead of or affecting Common Stock, the dissolution or liquidation of the Company or its Designated Subsidiaries, any sale or transfer of all or part of its assets or business or any other corporate act or proceeding.

          (b) In the event of any such change in the capital structure or business of the Company by reason of any stock dividend or distribution, stock split or reverse stock split, recapitalization, reorganization, merger, consolidation, split-up, combination or exchange of shares, distribution with respect to its outstanding Common Stock of capital stock other than Common Stock, reclassification of its capital stock, issuance of warrants or options to purchase any Common Stock or securities convertible into Common Stock, or any similar change affecting the Company's capital structure or business, then the aggregate number and kind of shares which thereafter may be issued under the Plan, the number and kind of shares or other property (including cash) to be issued upon exercise of an outstanding Option granted under the Plan and the purchase price thereof shall be appropriately adjusted consistent with such change in such manner as the Committee may deem equitable to prevent substantial dilution or enlargement of the rights granted to, or available for, Participants under the Plan, and any such adjustment determined by the Committee in good faith shall be binding and conclusive on the Company and all Participants and employees and their respective heirs, executors, administrators, successors and assigns.

          (c) Fractional shares of Common Stock resulting from any adjustment in Options pursuant to Section 4.2(a) or (b) shall be aggregated until, and eliminated at, the time of exercise by rounding-down for fractions less than one-half ( 1/2) and rounding-up for fractions equal to or greater than one-half ( 1/2). No cash settlements shall be made with respect to fractional shares eliminated by rounding. Notice of any adjustment shall be given by the Committee to each Participant whose Option has been adjusted and such adjustment (whether or not such notice is given) shall be effective and binding for all purposes of the Plan.

          (d) In the event of a merger or consolidation in which the Company is not the surviving entity or in the event of any transaction that results in the acquisition of substantially all of the Company's outstanding Common Stock by a single person or entity or by a group of persons and/or entities acting in concert, or in the event of the sale or transfer of all or substantially all of the Company's assets (all of the foregoing being referred to as "Acquisition Events"), then the Committee may, in its sole discretion, terminate all outstanding Options of Eligible Employees, effective as of the date of the Acquisition Event, by delivering notice of termination to each such Participant at least twenty (20) days prior to the date of consummation of the Acquisition Event; provided, that during the period from the date on which such notice of termination is delivered to the consummation of the Acquisition Event, each such Participant shall have the right to exercise in full all of his Options that are then outstanding (without regard to any limitations on exercisability otherwise contained in the Option) but contingent on occurrence of the Acquisition Event, and, provided that, if the Acquisition Event does not take place within a specified period after giving such notice for any reason whatsoever, the notice and exercise shall be null and void.

          If an Acquisition Event occurs, to the extent the Committee does not terminate the outstanding Options pursuant to this Section 4.2(d), then the provisions of Section 4.2(b) shall apply.

     4.3 Purchase Price. Notwithstanding any provision of the Plan to the contrary, if authorized but previously unissued shares of Common Stock are issued under the Plan, such shares shall not be issued for a consideration which is less than par value.

                                   ARTICLE V.

                                  ELIGIBILITY

     Officers and key employees of the Company and its Designated Subsidiaries are eligible to be granted Stock Options under the Plan. Eligibility under the Plan shall be determined by the Committee in its sole discretion.

                                  ARTICLE VI.

                              STOCK OPTION GRANTS

     6.1 Options. Stock Options granted hereunder shall be non-qualified Options and are not intended to be incentive stock options that satisfy the requirements of Section 422 of the Code.

     6.2 Terms of Options. Options granted under the Plan shall be subject to the following terms and conditions, and, shall be in such form and contain such additional terms and conditions, not inconsistent with the terms of the Plan, as the Committee shall deem desirable:

          (a) Option Price. The purchase price per share subject to a Stock Option shall be determined by the Committee at the time of grant but shall not be less than the par value of a share of Common Stock and, for Stock Options intended to qualify as performance-based compensation under Section 162(m) of the Code, shall not be less than one hundred percent (100%) of the Fair Market Value of a share of Common Stock.

          (b) Option Term. The term of each Stock Option shall be fixed by the Committee, but no Stock Option shall be exercisable more than ten (10) years after the date the Option is granted.

          (c) Exercisability. Unless otherwise determined by the Committee at grant, twenty percent (20%) of each Stock Option, subject to the terms and conditions contained herein and the respective Stock Option agreement, shall vest and become exercisable on each anniversary of the date of grant of the Option, provided that the Participant remains continuously employed by the Company and/or its Designated Subsidiaries through the applicable vesting date. If any Stock Option is exercisable subject to certain limitations (including, without limitation, that it is exercisable only in installments or within certain time periods), the Committee may waive such limitations on the exercisability at any time at or after grant in whole or in part (including, without limitation, the Committee may waive the installment exercise provisions or accelerate the time at which Options may be exercised), based on such factors, if any, as the Committee shall determine, in its sole discretion.

          (d) Method of Exercise. Subject to whatever installment exercise and waiting period provisions apply under subsection (c) above, Stock Options may be exercised in whole or in part at any time during the Option term, by giving written notice of exercise to the Company specifying the number of shares to be purchased, accompanied by payment in full of the purchase price. Common Stock purchased pursuant to the exercise of a Stock Option shall be paid for at the time of exercise as follows: (i) in cash or by check, bank draft or money order payable to the order of Company; (ii) if the Common Stock is traded on a national securities exchange or quoted on a national quotation system sponsored by the National Association of Securities Dealers, through the delivery of irrevocable instructions to a broker to deliver promptly to the Company an amount equal to the purchase price; or (iii) on such other terms and conditions as may be acceptable to the Committee (which may include payment in full or part in the form of Common Stock owned by the Participant (and for which the Participant has good title free and clear of any liens and encumbrances) based on the Fair Market Value of the Common Stock on the payment date as determined by the Committee or the surrender of vested Options owned by the Participant). No shares of Common Stock shall be issued until payment, as provided herein, therefor has been made or provided for.

          (e) Buy Out and Settlement Provisions. The Committee may at any time on behalf of the Company offer to buy out an Option previously granted, based on such terms and conditions as the Committee shall establish and communicate to the Participant at the time that such offer is made.

          (f) Form, Modification, Extension and Renewal of Options. Subject to the terms and conditions and within the limitations of the Plan, an Option shall be evidenced by such form of Stock Option agreement as is approved by the Committee, and the Committee may modify, extend or renew outstanding Options granted under the Plan, or accept the surrender of outstanding Options (up to the extent not theretofore exercised) and authorize the granting of new Options in substitution therefor (to the extent not theretofore exercised).

          (g) Other Terms and Conditions. Options may contain such other provisions, which shall not be inconsistent with any of the foregoing terms of the Plan, as the Committee shall deem appropriate including, without limitation, permitting "reloads" such that the same number of Options are granted as the number of Options exercised, shares used to pay for the exercise price of Options or shares used to pay withholding taxes ("Reloads"). With respect to Reloads, the exercise price of the new Stock Option shall be the Fair Market Value on the date of the "reload" and the term of the Stock Option shall be the same as the remaining term of the Options that are exercised, if applicable, or such other exercise price and term as determined by the Committee.

     6.3 Termination of Employment. The following rules apply with regard to Options upon the Termination of Employment of a Participant:

          (a) Termination by Reason of Death. If a Participant's Termination of Employment is by reason of death, any Stock Option held by such Participant, unless otherwise determined by the Committee at grant or, if no rights of the Participant's estate are reduced, thereafter, may be exercised, to the extent exercisable at the Participant's death, by the legal representative of the estate at any time within a period of one (1) year from the date of such death, but in no event beyond the expiration of the stated term of such Stock Option.

          (b) Termination by Reason of Disability or Retirement. If a Participant's Termination of Employment is by reason of Disability or Retirement, any Stock Option held by such Participant, unless otherwise determined by the Committee at grant or, if no rights of the Participant are reduced, thereafter, may be exercised, to the extent exercisable at the Participant's termination, by the Participant at any time within a period of one (1) year from the date of such termination, but in no event beyond the expiration of the stated term of such Stock Option; provided, however, that, if the Participant dies within such exercise period, any unexercised Stock Option held by such Participant shall thereafter be exercisable, to the extent to which it was exercisable at the time of death, for a period of one (1) year (or such other period as the Committee may specify at grant or, if no rights of the Participant's estate are reduced, thereafter) from the date of such death, but in no event beyond the expiration of the stated term of such Stock Option.

          (c) Involuntary Termination Without Cause. If a Participant's Termination of Employment is by involuntary termination without Cause, any Stock Option held by such Participant, unless otherwise determined by the Committee at grant or, if no rights of the Participant are reduced, thereafter, may be exercised, to the extent exercisable at termination, by the Participant at any time within a period of ninety (90) days from the date of such termination, but in no event beyond the expiration of the stated term of such Stock Option.

          (d) Voluntary Termination. If a Participant's Termination of Employment is voluntary and occurs prior to, or more than ninety (90) days after, the occurrence of an event which would be grounds for Termination of Employment by the Company for Cause (without regard to any notice or cure period requirements), any Stock Option held by such Participant, unless otherwise determined by the Committee at grant or, if no rights of the Participant are reduced, thereafter, may be exercised, to the extent exercisable at termination, by the Participant at any time within a period of thirty (30) days from the date of such termination, but in no event beyond the expiration of the stated term of such Stock Option.

          (e) Termination for Cause. Unless otherwise determined by the Committee at grant or, if no rights of the Participant are reduced, thereafter, if a Participant's Termination of Employment (i) is for Cause or (ii) is a voluntary termination (as provided in subsection (d) above) within ninety (90) days after an event which would be grounds for a Termination of Employment for Cause, any Stock Option held by such Participant shall thereupon terminate and expire as of the date of termination.

                                  ARTICLE VII.

                              NON-TRANSFERABILITY

     No Stock Options shall be Transferable by a Participant otherwise than by will or by the laws of descent and distribution. All Stock Options shall be exercisable, during the Participant's lifetime, only by the Participant. Notwithstanding the foregoing, the Committee may determine at the time of grant or thereafter that a Stock Option that is otherwise not Transferable pursuant to this Article VII is Transferable in whole or in part and in such circumstances, and under such conditions, as specified by the Committee.

                                 ARTICLE VIII.

                          CHANGE OF CONTROL PROVISIONS

     8.1 Benefits. In the event of a Change of Control of the Company (as defined below), except as otherwise provided by the Committee upon the grant of a Stock Option, the Participant shall be entitled to the following benefits:

          (a) Subject to paragraph (b) below, all outstanding Stock Options granted prior to the Change of Control shall be fully vested and immediately exercisable in their entirety. The Committee, in its sole discretion, may provide for the purchase of any such Stock Options by the Company or its Designated Subsidiary for an amount of cash equal to the excess of the Change of Control price (as defined below) of the shares of Common Stock covered by such Stock Options, over the aggregate exercise price of such Stock Options. For purposes of this Section 8.1, Change of Control price shall mean the higher of (i) the highest price per share of Common Stock paid in any transaction related to a Change of Control of the Company, or (ii) the highest Fair Market Value per share of Common Stock at any time during the sixty (60) day period preceding a Change of Control.

          (b) Notwithstanding anything to the contrary herein, unless the Committee provides otherwise, at the time an Option is granted to a Participant hereunder, no acceleration of exercisability shall occur with respect to such Option if the Committee reasonably determines in good faith, prior to the occurrence of the Change of Control, that the Options shall be honored or assumed, or new rights substituted therefor (each such honored, assumed or substituted option hereinafter called an "Alternative Option"), by a Participant's employer (or the parent or a subsidiary of such employer) immediately following the Change of Control, provided that any such Alternative Option must meet the following criteria:

             (i) the Alternative Option must be based on stock which is traded on an established securities market, or which will be so traded within thirty (30) days of the Change of Control;

             (ii) the Alternative Option must provide such Participant with rights and entitlements substantially equivalent to or better than the rights, terms and conditions applicable under such Option, including, but not limited to, an identical or better exercise schedule; and

             (iii) the Alternative Option must have economic value substantially equivalent to the value of such Option (determined at the time of the Change of Control).

     8.2 Change of Control. A "Change of Control" shall mean the occurrence of any of the following:

          (i) any person (as defined in Section 3(a)(9) of the Exchange Act and as used in Sections 13(d) and 14(d) thereof), excluding the Company, any subsidiary of the Company, any employee benefit plan sponsored or maintained by the Company or its subsidiaries (including any trustee of any such plan acting in his capacity as trustee), Nortex Holdings, Inc., Larry
     A. Liebenow (or his estate, beneficiaries or heirs), Anthony Degomes (insofar as his shares of Common Stock are beneficially owned by Nortex Holdings, Inc.) and J. Duncan Whitehead (insofar as his shares of Common Stock are beneficially owned by Nortex Holidings, Inc.), becoming the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act) of securities of the Company representing twenty-five percent (25%) of the total combined voting power of the Company's then outstanding securities;

          (ii) the merger, consolidation or other business combination of the Company (a "Transaction"), other than a Transaction involving only the Company and one or more of its subsidiaries, or a Transaction immediately following which the stockholders of the Company immediately prior to the Transaction continue to have a majority of the voting power in the resulting entity and no person other than Nortex Holdings, Inc. Larry A. Liebenow (or his estate, beneficiaries or heirs), Anthony Degomes (insofar as his shares of Common Stock are beneficially owned by Nortex Holdings, Inc.) or J. Duncan Whitehead

     (insofar as his shares or Common Stock are beneficially owned by Nortex Holdings, Inc.) is the beneficial owner of securities of the resulting entity representing more than twenty-five percent (25%) of the voting power in the resulting entity;

          (iii) during any period of two (2) consecutive years beginning on or after the Effective Date, the persons who were members of the Board immediately before the beginning of such period (the "Incumbent Directors") ceasing (for any reason other than death) to constitute at least a majority of the Board or the board of directors of any successor to the Company, provided that, any director who was not a director as of the Effective Date shall be deemed to be an Incumbent Director if such director was elected to the board of directors by, or on the recommendation of or with the approval of, at least a majority of the directors who then qualified as Incumbent Directors either actually or by prior operation of the foregoing unless such election, recommendation or approval occurs as a result of an actual or threatened election contest (as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the Exchange Act or any successor provision) or other actual or threatened solicitation of proxies or contests by or on behalf of a person other than a member of the Board; or

          (iv) the approval by the stockholders of the Company of any plan of complete liquidation of the Company or an agreement for the sale of all or substantially all of the Company's assets other than the sale of all or substantially all of the assets of the Company to Nortex Holdings, Inc. or Larry A. Liebenow (or his estate, beneficiaries or heirs) or to a person or persons who beneficially own, directly or indirectly, at least fifty percent (50%) or more of the combined voting power of the outstanding voting securities of the Company at the time of such sale.

                                  ARTICLE IX.

                      TERMINATION OR AMENDMENT OF THE PLAN

     Notwithstanding any other provision of the Plan, the Board may at any time, and from time to time, amend, in whole or in part, any or all of the provisions of the Plan, or suspend or terminate it entirely, retroactively or otherwise; provided, however, that, unless otherwise required by law or specifically provided herein, the rights of a Participant with respect to Stock Options granted prior to such amendment, suspension or termination, may not be impaired without the consent of such Participant and, provided further, without the approval of the stockholders of the Company solely to the extent required by the applicable provisions of Section 162(m) of the Code no amendment may be made which would (i) increase the maximum individual Participant limitations under
Section 4.1(b); (ii) change the classification of employees eligible to receive Stock Options under the Plan; (iii) extend the maximum option period under
Section 6.2; or (iv) require stockholder approval in order for the Plan to continue to comply with the applicable provisions of Section 162(m) of the Code. In no event may the Plan be amended without the approval of the stockholders of the Company in accordance with the applicable laws of the State of Delaware to increase the aggregate number of shares of Common Stock that may be issued under the Plan or to make any other amendment that would require stockholder approval under the rules of any exchange or system on which the Company's securities are listed or traded at the request of the Company.

     The Committee may amend the terms of any Stock Options theretofore granted, prospectively or retroactively, but, subject to Article IV above or as otherwise specifically provided herein, no such amendment or other action by the Committee shall impair the rights of any holder without the holder's consent.

                                   ARTICLE X.

                                 UNFUNDED PLAN

     The Plan is intended to constitute an "unfunded" plan for incentive and deferred compensation. With respect to any payments as to which a Participant has a fixed and vested interest but which are not yet made to a Participant by the Company, nothing contained herein shall give any such Participant any rights that are greater than those of a general creditor of the Company.

                                  ARTICLE XI.

                               GENERAL PROVISIONS

     11.1 Legend. The Committee may require each person receiving shares pursuant to the exercise of a Stock Option under the Plan to represent to and agree with the Company in writing that the Participant is acquiring the shares without a view to distribution thereof. In addition to any legend required by the Plan, the certificates for such shares may include any legend which the Committee deems appropriate to reflect any restrictions on Transfer.

     All certificates for shares of Common Stock delivered under the Plan shall be subject to such stock transfer orders and other restrictions as the Committee may deem advisable under the rules, regulations and other requirements of the Securities and Exchange Commission, any stock exchange upon which the Stock is then listed or any national securities association system upon whose system the Stock is then quoted, any applicable Federal or state securities law, and any applicable corporate law, and the Committee may cause a legend or legends to be put on any such certificates to make appropriate reference to such restrictions.

     11.2 Other Plans. Nothing contained in the Plan shall prevent the Board from adopting other or additional compensation arrangements, subject to stockholder approval if such approval is required; and such arrangements may be either generally applicable or applicable only in specific cases.

     11.3 No Right to Employment. Neither the Plan nor the grant or exercise of any Stock Options hereunder shall give any Participant or other employee any right with respect to continuance of employment by the Company or any subsidiary, nor shall they be a limitation in any way on the right of the Company or any subsidiary by which an employee is employed to terminate his employment at any time.

     11.4 Withholding of Taxes. The Company shall have the right to deduct from any payment to be made to a Participant, or to otherwise require, prior to the issuance or delivery of any shares of Common Stock or the payment of any cash hereunder, payment by the Participant of, any Federal, state or local taxes required by law to be withheld. The Committee may permit any such withholding obligation with regard to any Participant to be satisfied by reducing the number of shares of Common Stock otherwise deliverable or by delivering shares of Common Stock already owned.

     11.5  Listing and Other Conditions.

          (a) As long as the Common Stock is listed on a national securities exchange or system sponsored by a national securities association, the issue of any shares of Common Stock pursuant to the exercise of an Option shall be conditioned upon such shares being listed on such exchange or system. The Company shall be obligated to list such shares on a national securities exchange or system sponsored by a national securities association. The right to exercise any Option with respect to such shares shall be suspended until such listing has been effected.

          (b) If at any time counsel to the Company shall be of the opinion that any sale or delivery of shares of Common Stock pursuant to the exercise of an Option is or may in the circumstances be unlawful or result in the imposition of excise taxes on the Company under the statutes, rules or regulations of any applicable jurisdiction, the Company shall have no obligation to make such sale or delivery, or to make any application or to effect or to maintain any qualification or registration under the Securities Act of 1933, as amended, or otherwise with respect to shares of Common Stock, and the right to exercise any Option shall be suspended until, in the opinion of said counsel, such sale or delivery shall be lawful or will not result in the imposition of excise taxes on the Company.

          (c) Upon termination of any period of suspension under this Section 11.5, any Stock Option affected by such suspension which shall not then have expired or terminated shall be reinstated as to all shares available before such suspension and as to shares which would otherwise have become available during the period of such suspension, but no such suspension shall extend the term of any Option.

     11.6 Governing Law. The Plan shall be governed and construed in accordance with the laws of the State of Delaware (regardless of the law that might otherwise govern under applicable Delaware principles of conflict of laws).

     11.7 Construction. Wherever any words are used in the Plan in the masculine gender they shall be construed as though they were also used in the feminine gender in all cases where they would so apply, and wherever any words are used herein in the singular form they shall be construed as though they were also used in the plural form in all cases where they would so apply.

     11.8 Other Benefits. No Stock Option granted or exercised under the Plan shall be deemed compensation for purposes of computing benefits under any retirement plan of the Company or its subsidiaries nor affect any benefits under any other benefit plan now or subsequently in effect under which the availability or amount of benefits is related to the level of compensation.

     11.9 Costs. The Company shall bear all expenses included in administering the Plan, including expenses of issuing Common Stock pursuant to the exercise of any Stock Options hereunder.

     11.10 No Right to Same Benefits. The provisions and terms of Options need not be the same with respect to each Participant, and the Options granted to individual Participants need not be the same in subsequent years.

     11.11 Death/Disability. The Committee may in its discretion require the transferee of a Participant to supply it with written notice of the Participant's death or Disability and to supply it with a copy of the will (in the case of the Participant's death) or such other evidence as the Committee deems necessary to establish the validity of the transfer of an Option. The Committee may also require the agreement of the transferee to be bound by all of the terms and conditions of the Plan.

     11.12 Section 16(b) of the Exchange Act. All elections and transactions under the Plan by persons subject to Section 16 of the Exchange Act involving shares of Common Stock are intended to comply with all exemptive conditions under Rule 16b-3. The Committee may establish and adopt written administrative guidelines, designed to facilitate compliance with Section 16(b) of the Exchange Act, as it may deem necessary or proper for the administration and operation of the Plan and the transaction of business thereunder.

     11.13 Severability of Provisions. If any provision of the Plan shall be held invalid or unenforceable, such invalidity or unenforceability shall not affect any other provisions hereof, and the Plan shall be construed and enforced as if such provision had not been included.

     11.14 Headings and Captions. The headings and captions herein are provided for reference and convenience only, shall not be considered part of the Plan, and shall not be employed in the construction of the Plan.

                                  ARTICLE XII.

                             EFFECTIVE DATE OF PLAN

     The Plan has been adopted by the Board effective as of February 24, 1997, subject to and conditioned upon the approval of the Plan by the stockholders of the Company in accordance with the laws of the State of Delaware and the requirements of any applicable national securities exchange or automated quotation system.

                                 ARTICLE XIII.

                                  TERM OF PLAN

     No Stock Option shall be granted pursuant to the Plan on or after February 24, 2007 (or such earlier termination of the Plan), but Stock Options granted prior to such date may extend beyond that date.

                                  ARTICLE XIV.

                                  NAME OF PLAN

     The Plan shall be known as the "Quaker Fabric Corporation 1997 Stock Option Plan."

                                  DETACH HERE


P R O X Y

                           QUAKER FABRIC CORPORATION
                   PROXY SOLICITED BY THE BOARD OF DIRECTORS
                       FOR ANNUAL MEETING OF STOCKHOLDERS
                                  MAY 21, 1997

        The undersigned stockholder of QUAKER FABRIC CORPORATION (the "Company") hereby appoints Larry A. Liebenow and Cynthia L. Gordan, and either of them the attorneys and proxies of the undersigned, with full power of substitution, to vote on behalf of the undersigned all the shares of Common Stock of the Company which the undersigned is entitled to vote at the Annual Meeting of Stockholders of the Company, to be held at the corporate offices of The First National Bank of Boston, 100 Federal Street, Second Floor, Boston, MA 02110 on May 21, 1997 at 10:00 A.M. and at all adjournments thereof, hereby revoking any proxy heretofore given with respect to such stock: and the undersigned authorizes and instructs said proxies to vote as follows on the reverse side.

        NOTE: PROXIES THAT ARE MARKED ABSTAIN WILL BE COUNTED AS PRESENT AT THE MEETING.

                   CONTINUED AND TO BE SIGNED ON REVERSE SIDE    /SEE REVERSE/
                                                                 /   SIDE    /




                                  DETACH HERE


/X/  PLEASE MARK
     VOTES AS IN
     THIS EXAMPLE.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS AND WILL BE VOTED AS DIRECTED HEREIN. IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED FOR THE DIRECTORS NAMED IN PROPOSAL 1, FOR PROPOSAL 2, FOR PROPOSAL 3, AND IN ACCORDANCE WITH THE DISCRETION OF THE PROXY HOLDERS RESPECTING SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING.

1. ELECTION OF DIRECTORS:
   Nominees: Sangwoo Ahn, Larry A. Liebenow, Jerry I. Porras,
   Eriberto R. Scocimare.

                        FOR /  /          WITHHELD /  /

/  /  ___________________________________
      INSTRUCTIONS TO WITHHOLD AUTHORITY            MARK HERE
      TO VOTE FOR ANY INDIVIDUAL NOMINEE(S),        FOR ADDRESS
      WRITE THAT NOMINEE'S NAME IN THE SPACE        CHANGE AND   /  /
      PROVIDED ABOVE.                               NOTE BELOW


2. PROPOSAL TO APPROVE THE APPOINTMENT OF ARTHUR ANDERSEN LLP as independent auditors of the Company for fiscal 1997.

                FOR  /  /     AGAINST  /  /     ABSTAIN  /  /

3. PROPOSAL TO APPROVE THE 1997 STOCK OPTION PLAN, which provides for the grant of options to purchase up to 500,000 shares of Common Stock.

                FOR  /  /     AGAINST  /  /     ABSTAIN  /  /

4. In their discretion the holders of this proxy are authorized to vote upon such other matters as may properly come before the meeting.


Please date and sign exactly as your name(s) appear(s) hereon. If shares are held jointly, each joint owner must sign. Executors, administrators, trustees, etc., should so indicate when signing and when more than one executor, etc. is named, a majority must sign. If signing for a corporation, please sign full corporate name by duly authorized officer.